CERTIFICATE OF AMENDMENT
TO THE
AGREEMENT AND DECLARATION OF TRUST
OF
FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND
WHEREAS, this amendment to the Agreement and Declaration of Trust, dated October 4, 2004 (the “Declaration of Trust”), of Fiduciary/Claymore MLP Opportunity Fund, a Delaware statutory trust (the “Trust”), has been approved by at least 80% of the Trustees of the Trust and by a Majority Shareholder Vote (as defined in the Declaration of Trust), in accordance with Section 11.3(b) thereof;

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1. Section 2.1 of the Declaration of Trust is amended and restated in its entirety to read as follows:

2.1 Number and Qualification. Prior to a public offering of Shares there may be a sole Trustee. Thereafter, the number of Trustees shall be determined by a written instrument signed by a majority of the Trustees then in office, provided that the number of Trustees shall be no less than two (2) or more than fifteen (15). No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term. An individual nominated as a Trustee shall be at least 21 years of age and not older than 80 years of age at the time of nomination and not under legal disability. Trustees need not own Shares and may succeed themselves in office.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this Certificate of Amendment, to be effective as of the 3rd day of April, 2014.

/s/ Randall C. Barnes
Randall C. Barnes
Trustee

/s/ Donald C. Cacciapaglia
Donald C. Cacciapaglia
Trustee

/s/ Roman Friedrich III
Roman Friedrich III
Trustee

/s/ Robert B. Karn III
Robert B. Karn III
Trustee

/s/ Ronald A. Nyberg
Ronald A. Nyberg
Trustee

/s/ Ronald E. Toupin, Jr.
Ronald E. Toupin, Jr.
Trustee